NEWS RELEASE

Contact: Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller (212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD FIRST QUARTER RESULTS

*RECORD REVENUE AND NET INCOME DRIVEN BY STRONG INTERNATIONAL GROWTH

*PRO FORMA FULLY DILUTED EARNINGS PER SHARE INCREASED 44 PERCENT TO $0.52

BERWYN, Pennsylvania, October 30, 2007 — Dollar Financial Corp (NASDAQ:DLLR - News), a leading international financial services company serving under-banked consumers, today announced results for the fiscal first quarter ended September 30, 2007.

Fiscal first quarter highlights (compared to the prior year period):

•	Consolidated revenue was $116.1 million, an increase of 26.5% or $24.3 million.
•	Store and regional margin, as a percentage of total revenue, increased to 40.3%, compared to 37.1% for the prior years quarter.
•	Consolidated Adjusted EBITDA was $33.7 million, an increase of 42.1% or $10.0 million.
•	Adjusted EBITDA margin, as a percentage of total revenue, increased to 29.0%, compared to 25.9% for the prior years quarter.
•	The consolidated loan loss provision, as a percentage of gross consumer lending revenue, was stable at 21.6% for the quarter.
•	Net income was $12.1 million as compared to a loss of $1.7 million for the prior years quarter.
•	Opened 20 de novo stores and acquired 34 additional stores across the U.S., Canadian and U.K. markets.

Commenting on the financial results for the quarter, Jeff Weiss, the Companys Chairman and Chief Executive Officer, stated, "We are very pleased to achieve another quarter of record results. Total revenue growth of 26.5% and pro forma net income growth of 46.7% underscore the continued success of our multi-country, multi-product, multi-channel strategy. In addition, it also demonstrates our ability to leverage the Company's infrastructure and cost structure to achieve excellent flow through of incremental revenue to earnings".

Mr. Weiss continued, "Our success continues to be driven by the consistent execution of our growth strategy. During the quarter we opened twenty de novo stores and completed the acquisition of thirty-four additional stores across the U.S., Canada and U.K as we continue to pursue the most strategic investment opportunities across all three of our geographic markets. The Companys momentum continues to accelerate with the recent agreement to acquire eighty-two financial services stores in southeast Florida. This acquisition, which is expected to close in the next 30 to 45 days, will give us a significant presence in a market with a stable regulatory climate and very strong demographic trends that is dominated by multi-product stores. In addition, our existing NOL tax loss carry-forwards will help to enhance the returns from this transaction. Overall, I am pleased with the progress we have made during the quarter and our strong start to fiscal 2008".

Consolidated check cashing revenue increased by 18.9%, or $7.3 million, year-over-year. The Canadian business segment grew by 36.5%, while the U.K. business realized growth of 15.8%. On a consolidated basis, the face amount of the average check cashed increased 10.3% to $525 for the first quarter of 2008 compared to $476 for the prior year period, and the average fee per check cashed increased by 11.4% to $20.16.

Consolidated net consumer lending revenue was $53.7 million for the first quarter, representing an increase of 36.8% or $14.5 million compared to the prior year period. The increase was primarily driven by strong performance in the international businesses as the Canadian market grew 64.7%, while the U.K. business realized growth of 61.9% over the prior years quarter. The consolidated loan loss provision for the first quarter, as a percentage of gross consumer lending revenue, was in line with the Companys expectations at 21.6% compared to 21.3% for the fourth quarter of fiscal 2007.

Total Company funded loan originations were $436.8 million for the quarter, representing an increase of 55.7%, or $156.2 million, compared to the prior year period. Company funded loan originations in Canada increased by 62.5% or $100.1 million and U.K. loan originations increased by 38.5% or $22.4 million. U.S. loan originations for the quarter increased by 54.2% or $33.7 million compared to the prior years quarter, driven primarily by the transition of a portion of the U.S. loan portfolio from bank-funded to Company funded loans.

Money transfer fees for the quarter increased 27.7% year-over-year, driven by continued strong growth in the Companys international markets. Other revenue increased by 14.0% for the quarter, principally due to the success of the Company's MasterCard® and Visa® branded debit-card sales across its three key markets, as well as growth in the foreign currency product in Canada and the U.K.

Comparable store sales increased 7.3% or $6.4 million for the fiscal 2008 first quarter. On a local currency basis, the Companys U.K. business segment realized comparable store sales growth of 19.0%, while the Canadian operation generated comparable store sales growth of 7.0%.

The Company achieved a store and regional margin of $46.8 million for the quarter, representing an increase of 37.7% or $12.8 million over the prior years quarter. As a percentage of total revenue, store and regional margin increased to 40.3%, compared to 37.1% for the prior year period. Corporate expenses, as a percentage of total revenue, increased to 15.4% as compared to the previous years quarter of 14.1%, reflecting increased stock compensation charges as well as increased investment in infrastructure to support the Companys acquisitions and store growth program.

Pro forma income before income taxes increased $6.6 million, or 46.7%, to $20.6 million, and pro forma fully-diluted earnings per share were $0.52 per share for the quarter compared to $0.36 for the prior year period. Please refer to the pro forma reconciliation table included below.

The Company generated net income of $12.1 million in the fiscal 2008 first quarter compared to a loss of $1.7 million for the previous years quarter. GAAP fully-diluted earnings per share increased to $0.49 per share in the current quarter compared to a loss of $0.07 per share for the prior years quarter.

Guidance

At this time, the Company is reaffirming its previously announced calendar year 2007 guidance of revenue between $450.0 million and $460.0 million, Adjusted EBITDA of $127.0 million to $132.0 million, and income before income taxes of between $78.0 million and $80.0 million.

The Company is also reaffirming its previously announced guidance for fiscal 2008 of revenue between $470.0 million and $490.0 million, Adjusted EBITDA of between $135.0 million and $140.0 million, and earnings per share of between $2.05 and $2.20.

The Company expects to reevaluate and likely increase its guidance when it completes its recently announced eighty-two store acquisition in southeast Florida, which is expected to close in the next 30-45 days. The Company previously announced that this acquisition is expected to be immediately accretive to earnings and add approximately $0.19 to $0.22 in fully-diluted earnings per share on an annualized basis.

The reconciliation between Adjusted EBITDA and income before income taxes is consistent with the historical reconciliation which is presented at the end of this news release.

Investors Conference Call

Dollar Financial Corp will be holding an investors conference call on Tuesday, October 30, 2007 at 5:00 pm ET to discuss the Companys results for the 2008 fiscal first quarter. Investors can participate in the conference by dialing 888-896-0863 (U.S. and Canada) or 973-582-2792 (International); use the confirmation code "Dollar". Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 pm Eastern Time on October 30, 2007 through November 6, 2007. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode "9363810".

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp

Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document processing services.

At September 30, 2007, the Companys global store network consisted of 1,327 stores, including 953 company-operated financial services stores and 374 franchised locations in 31 states, the District of Columbia, throughout Canada and in the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company's customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company's financial products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the following: the Company's future results, growth, guidance and operating strategy; the developing regulatory environment in Canada; the impact of future development strategy, new stores and acquisitions; and of the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration and performance of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, and the effects of new products and services on the Company's business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company's operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in Form S-3 for the Companys Senior Convertible Note offering filed with the SEC on September 20, 2007 and its fiscal 2007 annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	September 30,
	2007	2007
Assets:
Cash and cash equivalents	$294,518	$296,979
Restricted cash	1,014	2,178
Loans receivable, net:
Loans receivable	90,552	103,772
Less: allowance for loan losses	(8,623)	(10,461)

Loans receivable, net	81,929	93,311
Other consumer lending receivables, net	11,367	12,088
Prepaid expenses and other receivables	22,483	20,648
Deferred tax assets, net	4,545	10,245
Property and equipment, net	55,031	58,831
Goodwill and other intangibles, net	341,681	369,071
Debt issuance costs and other assets	21,051	21,689

Total Assets	$833,619	$885,040

Liabilities:
Accounts payable	$39,808	$44,100
Foreign income taxes payable	11,293	11,569
Accrued expenses and other liabilities	46,912	77,286
Deferred tax liability	12,713	16,907
Long-term debt	576,910	578,055

Total Liabilities	687,636	727,917

Shareholders Equity:
Common stock	24	25
Additional paid-in capital	251,460	252,617
Accumulated deficit	(147,123)	(135,069)
Accumulated other comprehensive income	41,622	39,550

Total shareholders equity	145,983	157,123

Total Liabilities and Shareholders Equity	$833,619	$885,040

DOLLAR FINANCIAL CORP

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except share and per share amounts)

	Three Months Ended
	September 30,
	2006	2007
Revenues:
Check cashing	$38,389	$45,663
Consumer lending:
Fees from consumer lending	48,825	68,509
Provision for loan losses and adjustment to servicing revenue	(9,572)	(14,806)

Consumer lending, net	39,253	53,703
Money transfer fees	4,667	5,960
Other	9,404	10,724

Total revenues	91,713	116,050

Store and regional expenses:
Salaries and benefits	28,968	35,237
Occupancy	7,652	9,274
Returned checks, net and cash shortages	3,632	4,656
Depreciation	2,054	2,809
Bank charges and armored carrier services	2,268	3,056
Advertising	2,262	2,103
Other	10,890	12,124

Total store and regional expenses	57,726	69,259

Store and regional margin	33,987	46,791

Corporate and other expenses:
Corporate expenses	12,950	17,863
Other depreciation and amortization	830	919
Interest expense, net	6,302	8,089
Debt financing costs	7,987	0
Other, net	88	(590)

Income before income taxes	5,830	20,510
Income tax provision	7,574	8,456

Net income (loss)	$(1,744)	$12,054

Net income (loss) per share:
Basic	$(0.07)	$0.50
Diluted	$(0.07)	$0.49

Weighted average shares outstanding:
Basic	23,300,313	24,054,916
Diluted	23,300,313	24,776,716

Pro forma Net Income Reconciliation

Pro forma Net Income is not an item prepared in accordance with GAAP. Pro forma Net Income is net income adjusted to exclude one-time charges as described below. Dollar presents Pro forma Net Income as an indication of the Company's financial performance excluding one-time charges so as to show comparative results of its operations. Not all companies calculate Pro forma Net Income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar's Unaudited Consolidated Statements of Operations to Pro forma Net Income (dollars in thousands):

	Three Months Ended
	September 30,
	2006	2007
Income before income taxes as reported	$5,830	$20,510

One-time Charges:
Loss on store closings	223	87
Debt financing costs	7,987	—

Pro forma income before income taxes	14,040	20,597
Pro forma income taxes (38% effective tax rate)	5,335	7,827

Pro forma net income	$8,705	$12,770

Weighted average fully-diluted shares outstanding	24,038,744	24,776,716

GAAP fully-diluted earnings (loss) per share	$(0.07)	$0.49

Pro forma fully-diluted earnings per share	$0.36	$0.52

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollars cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Companys historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollars Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended
	September 30,
	2006	2007
Income before income taxes	$5,830	$20,510
Add:
Depreciation and amortization	2,884	3,728
Interest expense	6,302	8,089
Foreign currency loss & hedging activity	191	241
Stock compensation expense	309	1,037
Debt refinancing costs	7,987	—
Loss on store closings & other	223	100

Adjusted EBITDA	$23,726	$33,705

Dollar Financial Corp

Unaudited Store Data

	Three Months Ended
	September 30,
	2006	2007
Beginning Company-Operated Stores
U.S.	351	350
Canada	242	360
U.K.	172	192

Total Beginning Company-Operated Stores	765	902

De novo Store Builds
U.S.	1	0
Canada	10	15
U.K.	8	5

Total	19	20

Acquired Stores
U.S.	0	26
Canada	0	3
U.K.	5	5

Total	5	34

Closed Stores
U.S.	4	2
Canada	0	1
U.K.	0	0

Total	4	3

Ending Company-Operated Stores
U.S.	348	374
Canada	252	377
U.K.	185	202

Total Ending Company-Operated Stores	785	953

Ending Franchise Stores
U.S.	133	108
Canada	130	57
U.K.	217	209

Total Ending Franchise Stores	480	374

Total Ending Store Count	1,265	1,327

Dollar Financial Corp.

Unaudited Selected Statistical Data

	Three Months Ended
	September 30,
	2006	2007
Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$1,010	$1,190
Number of checks cashed (in thousands)	2,120	2,265
Face amount of average check	$476	$525
Average fee per check cashed	$18.10	$20.16
Net write-offs of returned checks (in thousands)	$3,110	$3,999
Net write offs as a percentage of check cashing revenue	8.1%	8.8%

Consumer Loan Data Originations (in thousands)
U.S. company-funded consumer loan originations	$62,234	$95,950
Canadian company-funded consumer loan originations	160,298	260,438
U.K. company-funded consumer loan originations	58,017	80,373

Total company-funded consumer loan originations	$280,549	$436,761

Consumer Loan Data Net Revenues (in thousands)
U.S. servicing revenues	$8,290	$794
U.S. company-funded consumer loan revenues	10,097	15,194
Canadian company-funded consumer loan revenues	20,851	37,971
U.K. company-funded consumer loan revenues	9,587	14,550
Provision for loan losses and adjustments to servicing revenues	(9,572)	(14,806)

Total consumer lending revenues, net	$39,253	$53,703

Consumer Loan Net Charge-offs (in thousands)
Gross charge-offs of company-funded consumer loans	$31,888	$51,757
Recoveries of company-funded consumer loans	(26,751)	(41,422)

Net charge-offs on company-funded consumer loans	$5,137	$10,335

Gross charge-offs of company-funded consumer loans as a percentage of total company-funded consumer loan originations	11.4%	11.9%

Recoveries of company-funded consumer loans as a percentage of total company-funded consumer loan originations	9.6%	9.5%

Net charge-offs on company-funded consumer loans as a percentage of total company-funded consumer loan originations	1.8%	2.4%